Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 2, 2012) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2011.

2011 Fourth Quarter Results:

•	Adjusted pre-tax income from operations of $1.4 million

•	New contracts increased 10%

•	Homes delivered increased 3%

•	Adjusted operating gross margin percentage of 18.4% vs. 16.1% in 2010's fourth quarter

•	Backlog units and value increased 27% and 34%, respectively

•	Net loss of $3.0 million, after $4.5 million of asset impairments

•	Adjusted EBITDA of $10.7 million

•	Cash balance of $101.1 million, including $51.0 million of unrestricted cash

•	Net debt to net capital ratio of 42%

For the 2011 fourth quarter, the Company reported a net loss of $3.0 million, or $0.16 per share. The loss consists primarily of $1.4 million of adjusted pre-tax income from operations, offset by $4.5 million of asset impairments. In 2010's fourth quarter, the Company reported a net loss of $11.1 million, or $0.60 per share, consisting primarily of a $2.4 million adjusted pre-tax loss from operations and an $8.4 million loss on the early retirement of senior notes due in 2012. The Company reported a net loss of $33.9 million for the year ended December 31, 2011, or $1.81 per share, compared to a net loss of $26.3 million, or $1.42 per share for 2010. The current year loss consists primarily of a $10.9 million adjusted pre-tax loss from operations and $23.0 million of asset impairments. For the year ended December 31, 2010, the Company had a $7.7 million adjusted pre-tax loss from operations; $13.2 million of asset impairments; and an $8.4 million loss on the early retirement of debt.

New contracts increased 10% in 2011's fourth quarter to 505 compared to 460 in 2010's same period. For the year, new contracts increased 3% from 2,316 in 2010 to 2,381 for the twelve months ended December 31, 2011. M/I Homes had 122 active communities at December 31, 2011 compared to 110 a year-ago. The Company's cancellation rate was 23% in the fourth quarter of 2011, compared to 25% in 2010's fourth quarter and for the year it was 19%.

Homes delivered in 2011's fourth quarter were 667 compared to 650 in 2010's fourth quarter. Homes delivered for the twelve months ended December 31, 2011 decreased 6% to 2,278 compared to 2010's deliveries of 2,434. The sales value of homes in backlog at December 31, 2011 was $181 million, with backlog units of 676 and an average sales price of $267,000. The backlog of homes at December 31, 2010 had a sales value of $135 million, with backlog units of 532 and an average sales price of $254,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased to report positive adjusted pre-tax income from operations of $1.4 million for the fourth quarter. This represents a significant improvement from the operating loss in last year's fourth quarter and continues a trend of quarter-by-quarter improvement in our operating results for the year. The improvement in our performance is due to a number of factors including controlling costs, improved operating efficiencies and better gross margins. Specifically, with respect to margins, our adjusted gross margin for the fourth quarter was 18.4% and improved sequentially in each quarter during the year. This improvement, which is 230 basis points better than last year's fourth quarter, is largely due to a strategic shift in our mix of communities towards newer, better performing locations. We opened 46 new communities during 2011 and increased our community count by 11% during the year, with our Southern and Mid-Atlantic region community count increasing by 47% and 17%, respectively. For the quarter, nearly 70% of our deliveries came from new communities (i.e., those opened for sale since January, 2009). We are also pleased to report a 10% increase in new contracts for the quarter and that we ended the year with units in backlog 27% higher than a year ago, representing our highest year-end backlog unit level since 2007. In addition, we posted our tenth consecutive quarter of positive EBITDA.”

Mr. Schottenstein continued, “Our financial condition remains strong. We ended the year with $101 million in cash, a 42% net debt to capital ratio, and no outstanding borrowings under our $140 million credit facility. And, we are pleased to report that earlier this week, we finalized an extension of our credit facility, extending its maturity by 18 months to December 2014.”

Mr. Schottenstein concluded, "As we begin 2012, housing forecasts are increasingly more positive with many suggesting that market conditions have finally bottomed. Clearly, there appears to be a greater sense of optimism. We remain relentlessly focused on returning to profitability and will continue to manage accordingly."

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through February 2013.

M/I Homes, Inc. is one of the nation's leading builders of single-family homes, having delivered over 80,000 homes. The Company's homes are marketed and sold under the trade names M/I Homes, Showcase Homes and TriStone Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

In this press release, we use the following non-GAAP financial measures: adjusted operating gross margin, adjusted operating gross margin percentage, adjusted pre-tax income (loss) from operations, and adjusted EBITDA. For these measures, we have provided reconciliations to the most comparable GAAP measures along with an explanation of the usefulness of the non-GAAP measures. Please see the “Non-GAAP Financial Results / Reconciliations” table below.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011

Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227

M/I Homes, Inc. and Subsidiaries
Summary Operating Results (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
New contracts	505	460	2,381	2,316
Average community count	121	109	116	108
Cancellation rate	23%	25%	19%	20%
Backlog units			676	532
Backlog value			$180,655	$135,246

Homes delivered	667	650	2,278	2,434
Average home closing price	$257	$246	$242	$247

Homebuilding revenue:
Housing revenue	$171,687	$160,216	$550,848	$600,732
Land revenue	—	1,322	1,110	1,408
Total homebuilding revenue	$171,687	$161,538	$551,958	$602,140

Financial services revenue	5,099	3,437	14,466	14,237

Total revenue	$176,786	$164,975	$566,424	$616,377

Cost of sales - operations	144,244	138,378	467,130	513,218
Cost of sales - impairment / other	3,980	1,332	21,993	10,728
Gross margin	28,562	25,265	77,301	92,431
General and administrative expense	14,600	14,357	52,664	53,958
Selling expense	12,913	11,602	43,534	48,084
Operating profit (loss)	1,049	(694)	(18,897)	(9,611)
Loss on extinguishment of debt	—	8,378	—	8,378
Interest expense	4,121	3,243	15,005	9,415
Loss before income taxes	(3,072)	(12,315)	(33,902)	(27,404)
Benefit for income taxes	(96)	(1,258)	(25)	(1,135)
Net loss	(2,976)	(11,057)	(33,877)	(26,269)
Net loss per share	$(0.16)	$(0.60)	$(1.81)	$(1.42)

Weighted average shares outstanding:
Basic	18,736	18,523	18,698	18,523
Diluted	18,736	18,523	18,698	18,523

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2011	2010
Assets:
Total cash and cash equivalents(1)	$101,127	$123,131
Mortgage loans held for sale	57,275	43,312
Inventory:
Lots, land and land development	242,372	262,960
Homes under construction	181,483	151,524
Other inventory	42,917	36,452
Total inventory	$466,772	$450,936

Property and equipment - net	14,358	16,554
Investments in unconsolidated joint ventures	10,357	10,589
Income tax receivable	592	994
Other assets(2)	14,004	16,378
Total Assets	$664,485	$661,894

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$239,016	$238,610
Notes payable - other	5,801	5,853
Total Debt - Homebuilding Operations	$244,817	$244,463

Note payable bank - financial services operations	52,606	32,197
Total Debt	$297,423	$276,660

Accounts payable	41,256	29,030
Other liabilities	52,456	52,713
Total Liabilities	$391,135	$358,403

Shareholders' Equity	273,350	303,491
Total Liabilities and Shareholders' Equity	$664,485	$661,894

Book value per common share	$9.25	$10.99
Net debt/net capital ratio(3)	42%	34%

(1)	2011 and 2010 amounts include $50.1 million and $41.9 million of restricted cash and cash held in escrow, respectively.

(2)	2011 and 2010 amounts include gross deferred tax assets of $140.8 million and $127.9 million, respectively, net of valuation allowances of $140.8 million and $127.9 million, respectively.

(3)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Adjusted operating gross margin(1)	$32,542	$26,597	$99,294	$103,159
Adjusted operating gross margin %	18.4%	16.1%	17.5%	16.7%

Adjusted pre-tax income (loss) from operations(1)	$1,442	$(2,382)	$(10,935)	$(7,678)

Adjusted EBITDA(1)	$10,702	$6,588	$23,344	$26,551

Cash flow (used in) provided by operating activities	$(18,197)	$5,685	$(42,763)	$(37,302)
Cash provided by (used in) investing activities	$1,399	$(3,810)	$(9,324)	$(22,361)
Cash provided by (used in) financing activities	$20,960	$35,439	$21,870	$30,941

Land/lot purchases	$15,696	$16,730	$72,312	$110,746
Land development spending	$11,460	$12,579	$44,942	$42,228
Land/lot sale proceeds	$—	$1,322	$1,110	$1,408

Financial services pre-tax income	$2,128	$1,065	$5,687	$5,564

Deferred tax asset valuation allowance	$(1,293)	$5,113	$(12,950)	$10,797

Impairment and Abandonments by Region
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Impairment by Region:	2011	2010	2011	2010
Midwest	$2,015	$552	$13,457	$3,665
Southern	149	657	6,703	4,374
Mid-Atlantic	1,816	123	1,833	4,499
Total	$3,980	$1,332	$21,993	$12,538

Abandonments by Region:
Midwest	$298	$104	$441	$198
Southern	33	65	89	160
Mid-Atlantic	203	54	444	262
Total	$534	$223	$974	$620

(1)	See “Non-GAAP Financial Results / Reconciliations” table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliations
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Gross margin	$28,562	$25,265	$77,301	$92,431
Add: Impairments	3,980	1,332	21,993	12,538
Imported drywall charges	—	—	—	(1,810)
Adjusted operating gross margin	$32,542	$26,597	$99,294	$103,159

Loss before income taxes	$(3,072)	$(12,315)	$(33,902)	$(27,404)
Add: Impairments and abandonments	4,514	1,555	22,967	13,158
Imported drywall charges	—	—	—	(1,810)
Other loss	—	8,378	—	8,378
Adjusted pre-tax income (loss) from operations	$1,442	$(2,382)	$(10,935)	$(7,678)

Net loss	$(2,976)	$(11,057)	$(33,877)	$(26,269)
Add (subtract):
Income taxes	(96)	(1,258)	(25)	(1,135)
Interest expense net of interest income	3,752	2,941	13,889	8,202
Interest amortized to cost of sales	3,277	3,435	10,949	13,339
Depreciation and amortization	1,889	1,962	7,574	8,067
Other loss	—	8,378	—	8,378
Non-cash charges	4,856	2,187	24,834	15,969
Adjusted EBITDA	$10,702	$6,588	$23,344	$26,551

Adjusted operating gross margin, adjusted operating gross margin percentage, adjusted pre-tax (loss) income from operations and adjusted EBITDA are non-GAAP financial measures. Management finds these measures to be useful in evaluating the Company's performance because they disclose the financial results generated from homes the Company actually delivered during the period, as the asset impairments and certain other write-offs relate, in part, to inventory that was not delivered during the period. They also assist the Company's management in making strategic decisions regarding the Company's future operations. The Company believes investors will also find these measures to be important and useful because they disclose financial  measures that can be compared to a prior period without regard to the variability of asset impairments and certain other write-offs and unusual charges. In addition, to the extent that the Company's competitors provide similar information, disclosure of these measures helps readers of the Company's financial statements compare the Company's financial results to the results of its competitors with regard to the homes they deliver in the same period. Because these measures are not calculated in accordance with GAAP, they may not be completely comparable to similarly titled measures of the Company's competitors due to potential differences in methods of calculation and charges being excluded.  Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.  Adjusted EBITDA is also presented in accordance with the terms of our revolving credit facility.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2011	2010	Change	2011	2010	Change

Midwest	196	221	(11)%	1,042	1,215	(14)%

Southern	156	96	63%	607	461	32%

Mid-Atlantic	153	143	7%	732	640	14%

Total	505	460	10%	2,381	2,316	3%

	HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2011	2010	Change	2011	2010	Change

Midwest	250	329	(24)%	991	1,296	(24)%

Southern	176	106	66%	571	429	33%

Mid-Atlantic	241	215	12%	716	709	1%

Total	667	650	3%	2,278	2,434	(6)%

	BACKLOG
	December 31, 2011			December 31, 2010
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Midwest	387	$100	$259,000	336	$83	$247,000

Southern	164	$40	$241,000	87	$19	$218,000

Mid-Atlantic	125	$41	$328,000	109	$33	$304,000

Total	676	$181	$267,000	532	$135	$254,000

	LAND POSITION SUMMARY
	December 31, 2011			December 31, 2010
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total

Midwest	3,903	795	4,698	4,184	1,318	5,502

Southern	1,460	964	2,424	1,384	209	1,593

Mid-Atlantic	1,794	1,437	3,231	2,043	1,032	3,075

Total	7,157	3,196	10,353	7,611	2,559	10,170